EXHIBIT 99.1

[LOGO OF FIDELITY FEDERAL BANCORP]


Contacts:         Donald R. Neel, President and CEO  (812) 429-0550, ext. 3301
                  Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:                               October 28, 2004


         UNITED FIDELITY ANNOUNCES TERMINATION OF SUPERVISORY AGREEMENT

(Evansville, Indiana) Fidelity Federal Bancorp (the "Company") (NASDAQ:FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported that the Office of Thrift Supervision ("OTS") had terminated the Supervisory Agreement ("Agreement") with the Bank in its entirety.

President and CEO Donald R. Neel noted, "We believe that the termination of the Agreement by the OTS reflects the continued improvement in financial condition of the Bank, and is due in large part to the dedication and hard work by the Board of Directors, management, and staff. We also believe that the termination of the Agreement should have a positive impact on the perception of the Bank in the community and will enhance our ability to provide financial services for the markets in which we operate."

The Company is a unitary savings and loan holding company based in Evansville, Ind. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains four locations in Evansville, and one in Warrick County.

Information on FFED is available on the Internet at http://www.unitedfidelity.com.


This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company and the Bank, overall loan demand, increased competition in the financial services industry which could negatively impact the Company's ability to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.